Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2023, with respect to the consolidated financial statements of Public Service Company of New Mexico, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Albuquerque, New Mexico
May 16, 2023